FOR IMMEDIATE RELEASE
Contact:    Clarissa Willett (investors) – 336-436-5076
Investor@LabCorp.com

Pattie Kushner (media) – 336-436-8263
Media@LabCorp.com

LABCORP ANNOUNCES 2019 THIRD QUARTER RESULTS
AND UPDATES 2019 GUIDANCE

•	Q3 revenue of $2.9 billion, up 3.4% over $2.8 billion last year

•	Q3 diluted EPS of $2.25, down from $3.10 last year, which included the net gain on the disposition of the Food Solutions business of $1.22 per share

•	Q3 adjusted EPS of $2.90, up 5.8% over $2.74 last year

•	Q3 free cash flow of $363 million, up 136% over $154 million last year

•	2019 adjusted EPS guidance of $11.20 to $11.30, up 2% to 3% over 2018

•	2019 free cash flow guidance of $950 million to $1.05 billion, up 3% to 13% over 2018

BURLINGTON, N.C., Oct. 24, 2019 – LabCorp® (or the Company) (NYSE: LH) today announced results for the third quarter ended September 30, 2019, and updated 2019 guidance.

“LabCorp delivered another excellent quarter, with solid results driven by strong demand across both businesses,” said David P. King, chairman and CEO of LabCorp. “The enterprise posted robust gains in revenue and adjusted earnings per share, and we generated $363 million in free cash flow as we continued to weave the two businesses together into a powerful unified whole. We continued our disciplined capital allocation program, repurchasing $100 million of shares and successfully executing several tuck-in acquisitions. Covance excelled across all measures and, despite the market headwinds we are experiencing, Diagnostics turned in another impressive performance. We occupy a unique, differentiated market position in life sciences, giving us great optimism about our opportunity to grow the business and create shareholder value for the rest of 2019 and for many years to come.”

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Consolidated Results

Third Quarter Results

Revenue for the quarter was $2.93 billion, an increase of 3.4% over $2.83 billion in the third quarter of 2018. The increase in revenue was primarily due to acquisitions of 2.8% and organic growth of 2.2% (which includes the negative impact from PAMA of 0.9%), partially offset by the disposition of businesses of 1.3% and negative foreign currency translation of 0.3%.

Operating income for the quarter was $339.9 million, or 11.6% of revenue, compared to $343.4 million, or 12.1%, in the third quarter of 2018. The decrease in operating income and margin was primarily due to lower Medicare and Medicaid pricing as a result of PAMA and higher personnel costs (primarily driven by merit increases and one additional payroll day that predominantly impacted LabCorp Diagnostics), partially offset by strong demand and LaunchPad savings. The Company recorded restructuring charges, special items, and amortization, which together totaled $90.6 million in the quarter, compared to $85.7 million during the same period in 2018. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $430.5 million, or 14.7% of revenue, compared to $429.1 million, or 15.2%, in the third quarter of 2018. Excluding the negative impact from PAMA, adjusted operating income grew $28.1 million over last year.

Net earnings for the quarter were $220.7 million, compared to $318.8 million in the third quarter of 2018. Diluted EPS were $2.25 in the quarter, a decrease of 27.4% compared to $3.10 in the same period in 2018.
The decline in net earnings and diluted EPS in the quarter was due to a net gain on the disposition of the Food Solutions business in the third quarter of 2018, which increased net earnings and diluted EPS by $125.3 million and $1.22 per share, respectively. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $2.90 in the quarter, an increase of 5.8% over $2.74 in the third quarter of 2018.

Operating cash flow for the quarter was $455.6 million, compared to $251.9 million in the third quarter of 2018. The increase in operating cash flow was primarily due to higher cash earnings and favorable working capital. Capital expenditures totaled $92.6 million, compared to $97.9 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $363.0 million, compared to $154.0 million in the third quarter of 2018.

At the end of the quarter, the Company’s cash balance and total debt were $361.1 million and $6.6 billion, respectively. During the quarter, the Company invested $149.2 million in acquisitions and repurchased $100.0 million of stock, representing approximately 0.6 million shares. As of September 30, 2019, the Company had $950.0 million of authorization remaining under its share repurchase program.

Year-To-Date Results

Revenue was $8.60 billion, an increase of 0.6% over last year's $8.55 billion. The increase in revenue was primarily due to growth from acquisitions of 1.6% and organic growth of 1.4% (which includes the negative impact from PAMA of 0.9%), partially offset by the disposition of businesses of 1.7% and negative foreign currency translation of 0.7%.

Operating income was $993.8 million, or 11.6% of revenue, compared to $1,018.0 million, or 11.9%, in the first nine months of 2018. The decrease in operating income and margin was primarily due to lower Medicare and Medicaid pricing as a result of PAMA, higher personnel costs (primarily driven by merit increases), disposition of businesses, cybersecurity expenses, and a favorable one-time legal settlement in 2018, partially offset by organic demand, the Company’s LaunchPad initiatives, and acquisitions. The Company recorded restructuring charges, special items, and amortization which together totaled $295.0 million in the first nine months of the year, compared to $310.4 million during the same period in 2018. Adjusted operating income (excluding amortization, restructuring charges, and special items) was $1.29 billion, or 15.0% of revenue, compared to $1.33 billion, or 15.5%, in the first nine months of 2018. Excluding the negative impact from PAMA, adjusted operating income grew $41.2 million over last year.

Net earnings in the first nine months of 2019 were $596.7 million, or $6.04 per diluted share, compared to $725.8 million, or $7.04 per diluted share, last year. The decline in net earnings and diluted EPS in the first nine months of 2019 was due to a net gain on the disposition of the Food Solutions business in the third quarter of 2018, which increased net earnings and diluted EPS by $125.3 million and $1.22 per share, respectively. Adjusted EPS (excluding amortization, restructuring and special items) were $8.46, a decrease of 0.5% compared to $8.50 in the first nine months of 2018.

Operating cash flow was $874.9 million, compared to $819.0 million in the first nine months of 2018. The increase in operating cash flow was due to higher cash earnings. Capital expenditures totaled $272.0 million, compared to $257.6 million during the same period in 2018. As a result, free cash flow (operating cash flow less capital expenditures) was $602.9 million, compared to $561.4 million in the first nine months of 2018.

***

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Third Quarter Segment Results

LabCorp Diagnostics
Revenue for the quarter was $1.76 billion, an increase of 0.4% over $1.75 billion in the third quarter of 2018. The 0.4% increase in revenue was due to organic growth of 0.9% and acquisitions of 0.8%, partially offset by the negative impact from the disposition of businesses of 1.3%. The organic revenue increase of 0.9% includes the negative impact from PAMA of 1.5%.

Total volume (measured by requisitions), excluding the disposition of businesses, increased by 0.7%, as acquisition volume contributed 0.5% and organic volume increased by 0.3%. Organic volume was negatively impacted by approximately 1.0% from managed care contract changes. Excluding the disposition of businesses, revenue per requisition increased by 1.0%, despite the negative impact from PAMA of 1.5%.

Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $296.3 million, or 16.8% of revenue, compared to $331.5 million, or 18.9%, in the third quarter of 2018. The $35.2 million decline in adjusted operating income and 210 basis point decline in adjusted operating margin were primarily due to the negative PAMA impact of $26.8 million and one additional payroll day. Organic revenue growth and LaunchPad savings were partially offset by higher personnel expense (primarily driven by merit increases). The Company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Covance Drug Development
Revenue for the quarter was $1.18 billion, an increase of 8.7% over $1.08 billion in the third quarter of 2018. The increase in revenue was primarily due to acquisitions of 6.0% and organic growth of 4.7%, partially offset by the disposition of the Covance Research Products business of 1.2% and negative foreign currency translation of 0.8%. Excluding lower pass-throughs, organic revenue grew mid-to-high single digits.

Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $175.0 million, or 14.9% of revenue, compared to $131.3 million, or 12.1%, in the third quarter of 2018. The $43.7 million increase in adjusted operating income and 270 basis point increase in adjusted operating margin were primarily due to organic demand, acquisitions, and LaunchPad savings, partially offset by higher personnel costs. The Company is on track to deliver $150 million of net savings from its three-year Covance LaunchPad initiative by the end of 2020.

Net orders and net book-to-bill during the trailing twelve months were $5.71 billion and 1.28, respectively. Backlog at the end of the quarter was $10.71 billion compared to $10.29 billion last quarter, and the Company expects approximately $4.2 billion of its backlog to convert into revenue in the next twelve months.

***

Outlook for 2019

The following guidance assumes foreign exchange rates effective as of September 30, 2019, for the remainder of the year and includes the estimated impact from currently anticipated capital allocation.

•
Revenue growth of 1.5% to 2.0% over 2018 revenue of $11.33 billion, which includes the negative impact from the disposition of businesses of approximately 1.5% and foreign currency translation of 0.6%. This is an increase over the prior guidance of 1.0% to 2.0%.

•
Revenue in LabCorp Diagnostics is expected to be -1.5% to -0.5% as compared to 2018 revenue of $7.03 billion, which includes the negative impact from the disposition of businesses of approximately 2% and foreign currency translation of 0.1%. This is an improvement over the prior guidance of -3.0% to -2.0%.

•
Revenue growth in Covance Drug Development of 5.5% to 7.5% over 2018 revenue of $4.31 billion, a reduction from the prior guidance of 5.5% to 8.5%. The reduction of the midpoint of guidance is due to an additional unfavorable foreign currency translation impact of 0.4% compared to prior guidance. This revised guidance includes the full year negative impact from foreign currency translation of 1.3%.

•	Adjusted EPS of $11.20 to $11.30, an increase of 1.6% to 2.5% over 2018 adjusted EPS of $11.02. This is a narrowing of the range as compared to the prior guidance of $11.10 to $11.40.

•	Free cash flow (operating cash flow less capital expenditures) of $950 million to $1.05 billion, which is an increase of 2.6% to 13.4% over 2018 and unchanged from the prior guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the Company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. EDT and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 2682119. A telephone replay of the call will be available through Nov. 7, 2019, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 2682119. A live online broadcast of LabCorp’s quarterly conference call on Oct. 24, 2019, will be available at http://www.labcorp.com or at http://www.streetevents.com beginning at 9:00 a.m. EDT. This webcast will be archived and accessible through Oct. 16, 2020.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to estimated 2019 guidance and the related assumptions, the impact of various factors on operating and financial results, future business strategies, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$2,928.5	$2,831.3	$8,601.4	$8,545.9

Cost of revenues	2,111.2	2,041.4	6,169.6	6,141.9

Gross profit	817.3	789.9	2,431.8	2,404.0

Selling, general and administrative expenses	401.5	381.8	1,210.6	1,174.0
Amortization of intangibles and other assets	61.7	54.7	179.0	175.5
Restructuring and other special charges	14.2	10.0	48.4	36.5

Operating income	339.9	343.4	993.8	1,018.0

Other income (expense):
Interest expense	(60.5)	(59.4)	(176.3)	(186.0)
Equity method income, net	2.4	3.0	7.9	8.5
Investment income	2.9	2.8	4.8	4.2
Other, net	2.7	209.8	(18.2)	209.1

Earnings before income taxes	287.4	499.6	812.0	1,053.8

Provision for income taxes	66.4	180.6	214.4	328.1

Net earnings	221.0	319.0	597.6	725.7
Less: Net earnings (loss) attributable to the noncontrolling interest	(0.3)	(0.2)	(0.9)	0.1

Net earnings attributable to Laboratory Corporation of America Holdings	$220.7	$318.8	$596.7	$725.8

Basic earnings per common share	$2.26	$3.14	$6.08	$7.13

Diluted earnings per common share	$2.25	$3.10	$6.04	$7.04

Weighted average basic shares outstanding	97.6	101.6	98.1	101.8

Weighted average diluted shares outstanding	98.3	102.7	98.8	103.1

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	September 30, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$361.1	$426.8
Accounts receivable	1,617.2	1,467.9
Unbilled services	476.9	394.4
Supplies inventory	234.9	237.3
Prepaid expenses and other	297.7	309.0
Total current assets	2,987.8	2,835.4

Property, plant and equipment, net	2,453.0	1,740.3
Goodwill, net	7,832.0	7,360.3
Intangible assets, net	4,021.3	3,911.1
Joint venture partnerships and equity method investments	86.0	60.5
Deferred income tax assets	15.7	1.7
Other assets, net	458.9	276.0
Total assets	$17,854.7	$16,185.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$607.8	$634.6
Accrued expenses and other	847.0	870.0
Unearned revenue	403.8	356.4
Short-term operating lease liabilities	202.1	—
Short-term finance lease liabilities	8.3	7.9
Short-term borrowings and current portion of long-term debt	502.6	10.0
Total current liabilities	2,571.6	1,878.9

Long-term debt, less current portion	6,101.3	5,990.9
Operating lease liabilities	520.9	—
Financing lease liabilities	92.8	51.0
Deferred income taxes and other tax liabilities	969.0	940.0
Other liabilities	348.3	334.0
Total liabilities	10,603.9	9,194.8

Commitments and contingent liabilities
Noncontrolling interest	19.7	19.1

Shareholders’ equity:
Common stock, 97.4 and 98.9 shares outstanding at September 30, 2019 and December 31, 2018, respectively	9.0	11.7
Additional paid-in capital	47.8	1,451.1
Retained earnings	7,676.5	7,079.8
Less common stock held in treasury	—	(1,108.1)
Accumulated other comprehensive earnings	(502.2)	(463.1)
Total shareholders’ equity	7,231.1	6,971.4
Total liabilities and shareholders’ equity	$17,854.7	$16,185.3

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$221.0	$319.0	$597.6	$725.7

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	144.3	133.1	421.4	414.4
Stock compensation	31.5	18.8	83.5	70.8
Gain on sale of assets	(8.3)	(1.6)	(3.8)	(1.9)
Loss (gain) on sale of business	3.1	(209.4)	11.9	(209.4)
Contingent consideration adjustments	(13.9)	—	(13.9)	—
Accreted interest on zero-coupon subordinated notes	—	—	—	0.1
Operating lease right-of-use asset expense	50.1	—	144.1	—
Earnings less distributions deficit from equity method investments	10.3	1.6	18.3	0.3
Asset impairment	—	3.0	—	5.3
Deferred income taxes	8.1	(23.9)	23.3	12.1
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable	(53.2)	(21.7)	(144.3)	(8.5)
Increase (decrease) in unbilled services	7.9	31.0	(59.5)	(5.5)
Increase in supplies inventory	(12.8)	(4.1)	(14.5)	(8.8)
Decrease (increase) in prepaid expenses and other	(10.3)	(12.9)	5.8	(40.1)
Increase (decrease) in accounts payable	80.8	11.4	(28.2)	(79.9)
Increase (decrease) in unearned revenue	4.0	(102.7)	(1.0)	(94.4)
Increase (decrease) in accrued expenses and other	(7.0)	110.3	(165.8)	38.8
Net cash provided by operating activities	455.6	251.9	874.9	819.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(92.6)	(97.9)	(272.0)	(257.6)
Proceeds from sale of assets	1.6	0.3	5.8	50.1
Proceeds from sale of investments	6.0	—	9.4	—
Proceeds from sale of business	—	654.5	—	654.5
Investments in equity affiliates	(5.5)	(7.0)	(21.3)	(14.3)
Acquisition of businesses, net of cash acquired	(149.2)	—	(852.9)	(79.1)
Net cash (used for) provided by investing activities	(239.7)	549.9	(1,131.0)	353.6

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	—	—	850.0	—
Payments on term loan	—	—	(250.0)	(295.0)
Proceeds from revolving credit facilities	48.5	54.5	468.0	449.2
Payments on revolving credit facilities	(83.5)	(54.5)	(468.0)	(449.2)
Payments on zero-coupon subordinated notes	—	(0.3)	(5.2)	(0.3)
Noncontrolling interest distributions	(0.3)	(0.2)	(0.8)	(6.1)
Deferred payments on acquisitions	(0.3)	—	(5.0)	—
Payments on other long-term obligations	(4.2)	(1.7)	(10.9)	(6.8)
Net share settlement tax payments from issuance of stock to employees	(0.3)	(1.1)	(40.4)	(46.2)
Net proceeds from issuance of stock to employees	25.1	24.4	59.0	67.4
Purchase of common stock	(100.0)	(150.0)	(400.0)	(300.0)

Net cash (used for) provided by financing activities	(115.0)	(128.9)	196.7	(587.0)

Effect of exchange rate changes on cash and cash equivalents	(5.2)	(1.7)	(6.3)	(9.6)

Net increase (decrease) in cash and cash equivalents	95.7	671.2	(65.7)	576.0
Cash and cash equivalents at beginning of period	265.4	221.4	426.8	316.6

Cash and cash equivalents at end of period	$361.1	$892.6	$361.1	$892.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(Dollars in Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
LabCorp Diagnostics
Revenues	$1,759.2	$1,752.0	$5,242.1	$5,336.3

Adjusted Operating Income	$296.3	$331.5	$952.1	$1,071.6
Adjusted Operating Margin	16.8%	18.9%	18.2%	20.1%

Covance Drug Development
Revenues	$1,175.4	$1,081.5	$3,376.4	$3,214.1

Adjusted Operating Income	$175.0	$131.3	$454.7	$362.7
Adjusted Operating Margin	14.9%	12.1%	13.5%	11.3%

Consolidated
Revenues	$2,928.5	$2,831.3	$8,601.4	$8,545.9

Adjusted Segment Operating Income	$471.3	$462.8	$1,406.8	$1,434.3
Unallocated corporate expense	$(40.8)	$(33.7)	$(118.0)	$(105.9)
Consolidated Adjusted Operating Income	$430.5	$429.1	$1,288.8	$1,328.4
Adjusted Operating Margin	14.7%	15.2%	15.0%	15.5%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Adjusted Operating Income
Operating Income	$339.9	$343.4	$993.8	$1,018.0
Amortization of intangibles and other assets (a)	61.7	54.7	179.0	175.5
Restructuring and other special charges (b)	14.2	10.0	48.4	36.5
Acquisition and disposition-related costs (c)	9.6	5.5	53.9	43.1
LaunchPad system implementation costs (d)	2.4	3.1	7.4	7.3
Consulting fees and executive transition expenses (e)	5.3	(0.2)	8.2	4.3
Costs related to ransomware attack (f)	—	12.6	0.7	12.6
Costs related to data breach (g)	11.3	—	11.3	—
Adjustment to acquisition contingent consideration (h)	(13.9)	—	(13.9)	—
Special tax reform bonus for employees (i)	—	—	—	31.1
Adjusted operating income	$430.5	$429.1	$1,288.8	$1,328.4

Adjusted Net Income
Net Income	$220.7	$318.8	$596.7	$725.8
Impact of adjustments to operating income	90.6	85.7	295.0	310.4
Gains and losses on venture fund investments, net (j)	(5.8)	—	(1.9)	—
(Gain) and loss on sale of business (k)	3.1	(209.4)	11.9	(209.4)
Tax reform adjustments (l)	—	28.1	—	44.1
Income tax impact of adjustments (m)	(23.1)	58.6	(65.8)	5.0
Adjusted net income	$285.5	$281.8	$835.9	$875.9

Weighted average diluted shares outstanding	98.3	102.7	98.8	103.1

Adjusted net income per share	$2.90	$2.74	$8.46	$8.50

(a)	Amortization of intangible assets acquired as part of business acquisitions.

(b)
Restructuring and other special charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the Company.

(c)
Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration and disposition related activities in connection with contemplated and completed transactions.

(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of a system as part of the LaunchPad business process improvement initiative.

(e)	Represents executive transition expenses related to various management reorganizations.

(f)	Costs related to ransomware attack including incremental consulting and employee costs incurred to remediate the impact of a ransomware attack, which occurred during the third quarter of 2018.

(g)	Costs related to the response and remediation of a previously announced vendor data breach, which occurred in the second quarter of 2019.

(h)	During the third quarter of 2019, the Company settled a contingent purchase price for an acquisition completed in 2016.

(i)
During 2018, the Company paid a special one-time bonus to its non-bonus eligible employees in recognition of the benefits the Company is receiving from the passage of the Tax Cuts and Jobs Act of 2017 (TCJA).

(j)
The Company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The Company recorded net gains and losses for the quarter and year-to-date periods related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.

(k)
Represents the loss on sale of the CRP business as part of the Envigo transaction during the second quarter of 2019 and the gain on sale of the Food Solutions business, which occurred during the third quarter of 2018.

(l)	During 2018, the Company recorded a net increase in its provision for income taxes primarily relating to the repatriation tax associated with the adoption of the TCJA.

(m)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
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